Exhibit 10.2
AMENDMENT NO. 21 TO THE NONEXCLUSIVE VALUE ADDED DISTRIBUTOR AGREEMENT

This Amendment No. 21 (the “Amendment”) to the Nonexclusive Value Added Distributor Agreement by and between ScanSource, Inc., a South Carolina corporation with a place of business at 6 Logue Court, Greenville, South Carolina 29615 (“Distributor”) and Cisco Systems, Inc., a Delaware corporation having its principal place of business at 170 West Tasman Drive, San Jose, California 95134 (“Cisco”) is effective as of the date of last signature below (the “Amendment Effective Date”).

WHEREAS, Cisco and Distributor have previously entered into the Nonexclusive Value Added Distributor Agreement dated January 22, 2007, as amended (the “Agreement”); and

WHEREAS, Cisco and Distributor would like to amend the Agreement to extend the term of the Agreement and to reflect certain changes;

NOW THEREFORE, the parties agree to amend the Agreement as follows:

1. The term of the Agreement is hereby renewed for a period of two (2) years following the Amendment Effective Date, unless sooner terminated as provided for in the Agreement. If the Agreement expired prior to the Amendment Effective Date, any orders received, and Products and Services purchased, between the date of expiration and the Amendment Effective Date shall be in all respects deemed made under the Agreement as in effect prior to this Amendment. The parties further agree that if Distributor places Purchase Orders after the expiration of the Agreement, and Cisco accepts such Purchase Orders, then any such Purchase Orders shall be governed by the terms and conditions of the Agreement; provided, however, that acceptance by Cisco or any Purchase Order placed after the Agreement has expired will not be considered as an extension of the term of the Agreement nor a renewal thereof. Each party acknowledges that the Agreement shall always be interpreted as being limited in duration to a definite term and that the other party has made no commitments whatsoever regarding the renewal of the Agreement beyond those expressly agreed in writing.
2. The parties agree that only Products identified as eligible for stock rotation as published in the applicable, then-current Distribution Pricing Plus file located at
https://tools.cisco.com/lpc/currentPL.faces?localeChanged=en_US are eligible for return pursuant to Section 12.0 (Inventory Balancing).

3. The Agreement is further amended by deleting Section 5.0 (Shipping and Delivery) in its entirety and replacing it with the following:

5.0 Shipping and Delivery
5.1 Scheduled shipping dates will be assigned by Cisco as close as practicable to Distributor’s requested date based on Cisco’s then-current lead

Exhibit 10.2
times for the Products. Cisco will communicate scheduled shipping dates in the order acknowledgement or on Cisco.com.

5.2 Shipping options available as well as applicable shipment terms (per     Incoterms 2010) are set forth in the Shipping Terms Exhibit available at
https://www.cisco.com/web/fw/tools/commerce/ngorder/doc/Standard_Shipping_
Exhibit.pdf (the “Shipping Terms Exhibit”). The selected shipping option shall be indicated on the Purchase Order. Where applicable, Distributor shall pay the shipping and handling charges in addition to the purchase price for the Products, which will be included in remittance and/or commercial invoices issued by Cisco.
Title and risk of loss shall transfer from Cisco to Distributor and delivery shall be deemed to occur in accordance with the Shipping Terms Exhibit. Distributor shall be responsible for all freight, handling, and insurance charges subsequent to delivery.

5.3 Where Distributor places orders on any Cisco Affiliate other than Cisco, Distributor shall pay any invoices issued by such entity with respect to such orders and the delivery terms agreed with such entity shall apply. Different shipping terms may apply to such Purchase Orders as set forth in the Shipping Terms Exhibit or otherwise as set out on Cisco.com.

5.4 Distributor shall assume responsibility for compliance with applicable export laws and regulations, including the preparation and filing of shipping documentation necessary for export clearance. This also applies in cases where Distributor requests in its Purchase Order delivery of Products to Distributor's forwarding agent or another representative in the country of shipment. Distributor agrees not to use any export licenses owned by Cisco or any of its Affiliates.
For shipments under FCA as per the Shipping Terms Exhibit, Distributor specifically agrees to provide Cisco with the complete name and address of each
End User either (a) in the Purchase Order issued, or (b) in writing within five days of receiving a request by Cisco, and other information required under this
Agreement or requested by Cisco. Export clearance will ensure utilizing Cisco’s general global export licenses or in the case a general global license does not include the listed End User destination, then individual export licenses must be obtained prior to export. Distributor accepts any additional delays caused by the export licensing process as well as delays to comply with conditions of the individual export license.

5.5 CISCO SHALL NOT BE LIABLE FOR ANY LOSS, DAMAGE, OR     PENALTY FOR DELAY IN DELIVERY OR FOR FAILURE TO GIVE NOTICE OF ANY DELAY. EXCEPT IN ACCORDANCE WITH THE APPLICABLE SHIPPING TERMS SET FORTH IN THIS AGREEMENT, CISCO SHALL NOT HAVE ANY LIABILITY IN CONNECTION WITH SHIPMENT, NOR SHALL THE CARRIER BE DEEMED TO BE AN AGENT OF CISCO.

Exhibit 10.2
5.6 All sales are final. Except as provided in Cisco’s warranty statements, Cisco does not accept returns unless (i) Cisco shipped a Product other than as specified in the Purchase Order, and (ii) such Product is unopened, and (iii) the Product is returned in accordance with Cisco’s then-current RMA policy and procedures.

5.7 Carriers. Unless given written instructions by Distributor, Cisco shall select the carrier. Notwithstanding the foregoing, in no event shall Cisco have any liability in connection with shipment, nor shall the carrier be deemed an agent of Cisco. If Distributor requests delivery of Products to Distributor’s forwarding agent or other representative in the country of shipment, Distributor shall assume responsibility for compliance with applicable export laws and regulations, including the preparation and filing of shipping documentation necessary for export clearance.

4. The Agreement is further amended by deleting Section 7.0 in its entirety and replacing it with the following:

7.1 Price Decreases. If Cisco puts into effect a general price decrease for any Product from the Wholesale Price List, or such other price list as Distributor may have ordered from, Cisco will provide to Distributor a price credit on any such Product on order, in transit, or in Distributor’s inventory as of the effective date of the price decrease, provided that the price credit for such Product in inventory or in transit shall not exceed the dollar value of shipments of that Product (measured by the appropriate SKU) to Distributor over the preceding forty-five (45) days. Cisco will credit Distributor’s account with an amount equal to the number of units of such Product in Distributor’s inventory and in transit on the effective date of a price decrease multiplied by the difference between the net price paid and the new net price. Distributor will have thirty (30) days from the effective date of the price change to exercise protection under this program by issuing a request for credit memo with supporting documentation to Cisco. Claims for price protection submitted more than thirty (30) days from the effective date of a price decrease will be rejected, unless otherwise agreed by the parties. Notwithstanding the foregoing, Product on order will receive an automatic retroactive price credit. The only inventoried Product covered under this price protection clause is Product that has been identified by Distributor to Cisco in the monthly inventory reports required in Section 17 of the Agreement, excluding any Product not procured from an Approved Source as required by the Agreement. Cisco will use commercially reasonable efforts to notify Distributor of decreases in pricing.

7.2 Price Increases. If Cisco puts into effect a general price increase (the “Price
Increase”) for any Product from the Wholesale Price List, or such other Price List as Distributor may have ordered from, Cisco will debit Distributor for any

Exhibit 10.2
overpayment of backend rebate claims as a result of the Price Increase.

5. The Agreement is further amended by adding new Section 11.4:
If Distributor acquires, uses, promotes, or resells Non-Genuine Products, Cisco may take one or more of the following actions, at Cisco’s discretion: (i) invoice Distributor for all reasonable costs associated with any audit pursuant to Section 17.0 below, and/or (ii) require Distributor, within ten days of Cisco’s request, to recall and destroy all Non-Genuine Products that Distributor has sold and replace such products with legitimate, equivalent Products at Distributor’s expense, (iii) require Distributor, within five calendar days of receiving Cisco’s written request, to provide Cisco with all details related to Distributor’s acquisition of all Non-Genuine Products, including without limitation, its suppliers, shipping details, and all buyers to whom Distributor resold Non-Genuine Products, and (iv) terminate this Agreement by notice with immediate effect.

6. The Agreement is further amended by deleting Sections 17.1, 17.2, and 17.3 in their entirety, replacing them with the following, and adding new Section 17.4:

17.1 Reports by Cisco. Cisco shall, if requested by Distributor, render monthly reports to Distributor setting forth the separate Product, dollars invoiced for each Product, and total dollars invoiced to Distributor for the month, and such other information as Distributor may reasonably request.

17.2 Record-Keeping and Audit. Distributor will keep full, true, and accurate records and accounts, in accordance with generally accepted accounting principles, of each Product or Service distributed, by serial number, including information regarding compliance with Cisco marketing and sales programs, Software usage, and export or transfer. Distributor shall make these records available for audit by or on behalf of Cisco upon seven days’ prior written notice, during regular business hours, at Distributor’s principal place of business or such other of Distributor’s locations where Distributor may maintain relevant records. For the purposes of ensuring compliance with the terms of this Agreement, Distributor shall allow Cisco access to all relevant premises owned, controlled, or used by Distributor. If Cisco requires information from an Authorized Channel to which Distributor asserts it has Resold Cisco Products or Services, Distributor agrees to use all reasonable efforts to assist Cisco to obtain such information. Distributor will also allow Cisco or its independent auditors to examine Distributor’s inventories of Product for the purpose of verifying, to Cisco’s satisfaction, that Distributor is performing its obligations under this Agreement.

Distributor additionally acknowledges that from time to time Cisco or its independent auditors may conduct additional specific audits with the purpose of monitoring and ensuring compliance by Distributor with Cisco’s policies and applicable laws. Such audits may include, without limitation, investigations in order to prevent the acquisition, use, promotion or resale of Unauthorized or Non-

Exhibit 10.2
Genuine Products. When requested, Distributor shall cooperate with Cisco or its appointed auditors or investigators, and provide them with accurate and truthful information. In all cases, Distributor agrees to bear, and/or promptly repay to
Cisco, all costs, fees and expenses, incurred by Cisco in the performance of any audit and/or investigation that discloses any breach of this Agreement by
Distributor.

In conjunction with Cisco’s policies, Cisco may perform audits of the Distributor’s results and balances, including, but not limited to, Point-Of-Service (POS) data validation, POS recognition timing, physical inventory quantification, and reporting accuracy. Distributor will work with Cisco or its agent or designate and provide all appropriate information to conduct such audits.

17.3 Reporting.

Distributor will use best efforts to render daily sales out (point of sale or POS) reports through the DCA tool or through a mutually agreed upon B2B format, or as otherwise agreed upon with Cisco. Such reports must be rendered at least on a weekly basis, or as otherwise agreed upon with Cisco. Detailed reporting requirements are included in Exhibit K (Detailed Reporting Requirements), which is attached hereto and incorporated by reference into the Agreement.

Distributor will use best efforts to provide daily inventory reports in the same format as sales-out reports. Such reports must be rendered at least on a weekly basis, or as otherwise agreed upon with Cisco. Detailed reporting requirements are included in Exhibit K (Detailed Reporting Requirements). The provisions of Section 7.0 (Price Protection), Section 12.0 (Inventory Balancing), Section 18.8, and such other provisions expressly set forth in the attached Exhibits are contingent upon the receipt of regular, timely point-of-sale (POS) and inventory reports from Distributor. Cisco’s obligation under these provisions is null and void if the reports required to validate Distributor’s requests under those provisions are not provided to Cisco at the time of such request.

17.4 Forecasting. Distributor will provide detailed forecasting information on a     weekly, monthly, and quarterly basis on new bookings and POS data.

7. The Agreement is further amended by adding new Section 28.4 as follows:

28.4 Incorrect Payments.

A. In a scenario where rebates were calculated and/or the rebate amount paid incorrectly, Cisco reserves the right to either request that Distributor return the rebate or reduce future rebates accordingly under any program in which Distributor is participating.

Exhibit 10.2
B. If bookings made in one quarter are booked or cancelled and credited in a subsequent quarter, those bookings or credits will decrease the total eligible bookings for that quarter and will result in a lower rebate payment. If in a subsequent quarter the total eligible bookings are negative because of bookings or credits, including in situations where rebates have previously been paid, Cisco will require Distributor to return those rebates, or reduce future rebates accordingly.

8. The Agreement is hereby further amended by adding the new Section 29.0 (Distributor Programs) to the Agreement:

29.0 Distributor Programs.

29.1 Invest Track (formerly Distributor Development Investment or DDI). Cisco provides to its distributors marketing development funding through which Cisco will compensate its distributors for mutually agreed upon activities aimed at the creation of demand for Cisco Products and Services. If approved by Cisco, marketing and demand-generation activities, partner onboarding and activation, enablement and training, infrastructure support, and strategic incentives are eligible to be funded by Cisco under the Invest Track. Cisco will reimburse up to one hundred percent (100%) of costs for approved activities or milestones.
Distributor agrees to comply with all Invest Track terms and conditions located at:
https://www.cisco.com/c/en/us/partners/distributors/distributor-program.html.
Distributor acknowledges and agrees that Cisco may modify or terminate the
Invest Track program at any time, with no less than thirty (30) days’ notice to
Distributor. Invest Track funds may not be available in all theatres and the funding reserved by Cisco as part of Invest Track may vary by theatre. Cisco will provide reimbursement to Distributor after Cisco’s receipt and review of the required supporting documentation. Cisco shall provide the terms and conditions of the
Invest Track program for a particular Territory to Distributor, as applicable.

29.2 Grow Track (formerly Distributor Incentive Rebates or DIR). An incentive program, Grow Track, will be available to support and reward Distributor’s strategic alignment with Cisco. Grow Track is a growth program based on the attainment of key sales, financial, or operational metrics that have been previously agreed upon between Cisco and Distributor. Program payouts will vary by theatre. Distributor agrees to comply with all Grow Track program terms and conditions located at: https://www.cisco.com/c/en/us/partners/distributors/distributor-program.html.
Distributor acknowledges and agrees that Cisco may modify or terminate the Grow Track program at any time, with no less than thirty (30) days’ notice to Distributor; provided, however, that any Grow Track program previously approved by Cisco shall remain in full force and effect until completed by Distributor and paid by Cisco.

Exhibit 10.2

The Grow Track program may not be available in all theatres. Cisco will make
Grow Track program payouts available to Distributor within thirty (30) days after determination by Cisco of what Distributor’s actual Grow Track program payout will be for any given period of time. The Grow Track Program terms and conditions are available at: https://www.cisco.com/c/en/us/partners/distributors/distributorprogram. html#~grow-track-growing-2t-partners. In order to be eligible for any Grow Track program payout in APJC or EMEAR, Distributor must meet the obligations noted in the Seal of Compliance, as well as the requirements outlined in the APJC Accreditation Playbook of either an Authorized, Accredited, or Specialized Distributor or the EMEAR Accreditation Playbook of Accredited
Distributor, as applicable.

29.3 Distribution Sales Visibility (“DSV”) Program. Exhibit L (Distribution Sales Visibility Program Terms and Conditions) attached hereto sets out the terms and     conditions of Cisco’s DSV program. Distributor must comply with the terms and conditions of the program in order to participate in the program.

29.4 Non-Stocking Order Programs. Distributor agrees that all non-stocking orders placed in the Territory must be transacted under the Net Pricing Program (as defined below) or using Cisco’s Direct Value Add Distributor Program (also referred to as the “CBN” or Channels Booking Neutrality program) as described in Exhibit I.

i. Net Pricing Program. Cisco will make available a program for the purchase by Distributor of Products and Services to sell to Authorized Channels for resale to End Users where the Products will not be held by Distributor (or any other third party) for stocking purposes, as indicated on the applicable purchase order (the “Net Pricing Program”). Cisco will notify Distributor when the Net Pricing Program is available in the Territory.

A. Once the Net Pricing Program is available in the Territory,
Distributor agrees to submit all non-stocking orders via the Net
Pricing Program. Distributor purchases under the Net Pricing
Program will be invoiced at the price listed on the applicable Price
List less any applicable discounts. Orders must include the
applicable Deal ID provided by Cisco. Any and all terms in the
Agreement relating to back-end rebates, price protection,
obsolete product returns, inventory balancing or stock rotation, and any associated Product return rights do not apply to Products and Services purchased through the Net Pricing Program. For the avoidance of doubt, the price invoiced under the Net Pricing
Program is final, and Distributor is not eligible to receive any price adjustments through back-end rebates on purchases under the

Exhibit 10.2
Net Pricing Program.

B. Distributor shall not purchase Product under the Net Pricing
Program for the purpose of stocking or replenishing inventory.
Complete orders can be staged at Distributor’s warehouse for no more than ninety (90) days but shall be kept physically separate from inventory ordered outside of the Net Pricing Program.

C. All sales made by Cisco under the Net Pricing Program are final. In addition, Distributor shall not fulfill Net Pricing Program orders from Distributor’s inventory.

D. Products ordered by Distributor under the Net Pricing Program shall be reported separately and not be included in any reporting of Distributor inventory or Point of Sale reporting. Distributor agrees to submit to Cisco, upon request, documentation/reports related to any and all orders (including reporting of Products ordered under the Net Pricing Program held in Distributor
warehouses for staging and sales-out reports) in the form and at the time(s) required by Cisco. Cisco reserves the right to request, and Distributor agrees to promptly furnish, any supporting
documentation related to orders placed under the Net Pricing
Program, including, without limitation, the purchase orders or purchase contracts between the Distributor and Reseller for the relevant Product contained in an order. Cisco’s audit rights, as set forth in the Agreement, apply to purchases made by Distributor under the Net Pricing Program. If Cisco reasonably believes that
Distributor has used the Net Pricing Program to procure inventory, or has otherwise abused the Net Pricing Program, Cisco may
immediately terminate Distributor’s participation in the Program.
This termination right shall be in addition to any other rights and remedies of Cisco under the Agreement.

E. For each order submitted under the Net Pricing Program,
Distributor shall, upon request from Cisco, submit to Cisco copies of the relevant shipping documents showing Distributor’s
shipment of the Product to either the applicable Authorized
Channel or End User. Cisco acknowledges that, where Distributor is the importer of record, Distributor may need to perform staging activities as it relates to Product purchased under the Net Pricing
Program.
F. Cisco will only accept returns for Products purchased via the Net

Exhibit 10.2
Pricing Program as described in Section 5.5 (Warranty Support)
of Exhibit B. For the avoidance of doubt, for any returns accepted by Cisco pursuant to Section 5.5 (Warranty Support) of Exhibit B,
Distributor must provide Cisco with original sales order details, the serial number, and any other necessary information, so that Cisco can verify net price accuracy prior to issuing Distributor credit for the return.

G. Participation in the Program is at Distributor’s expense. Cisco will not be responsible for any costs incurred by Distributor as a result of the Program.

H. To the extent of any conflict between terms elsewhere in the Agreement and this Section 29.4, this Section 29.4 shall prevail with respect to the subject matter described herein.

I. Distributor acknowledges and agrees that Cisco may modify or terminate the Net Pricing Program at any time with no less than thirty (30) days’ advance notice to Distributor.To the extent that there is conflict between the Agreement and this Amendment, the terms of this Amendment shall take precedence over the terms and conditions of the Agreement with regards to the subject matter described herein.
9. The Agreement is amended by deleting Exhibit B (Value Added Distributor Support Exhibit) in its entirety and replacing it with new Exhibit B (Distributor Support and Services Resale) as attached to this Amendment.

10. The Agreement is hereby amended by deleting Exhibit H (Distribution to Federal Government Terms) in its entirety and replacing it with new Exhibit H (Distribution to U.S. Federal Government) attached hereto.

11. The Agreement is hereby amended by deleting Exhibit I (Direct Value Add Distributor (“DVAD”) Program Terms and Conditions) in its entirety and replacing it with new Exhibit I (Direct Value Add Distributor (“DVAD”) Program Terms and Conditions) attached hereto.

12. Any terms not defined in this Amendment shall have the meaning stated in the Agreement. All other terms and conditions of the Agreement remain unchanged and in full force and effect.

(Signature page to follow)

Exhibit 10.2
IN WITNESS WHEREOF, the parties hereto have each duly executed this Amendment effective as of the Amendment Effective Date. Each party warrants and represents that its respective signatories whose signatures appear below have been and are, on the date of signature, authorized to execute this Amendment.
ScanSource, Inc.                     Cisco Systems, Inc.
(“Distributor”)                     (“Cisco”)

/s/Kristin Hill                        /s/ Jennifer Pate
Authorized Signature                 Authorized Signature
Kristin Hill                        Jennifer Pate
Print Name                         Print Name
Vice President- Cisco                Authorized Signatory
Title                             Title
07/26/2023                        July 26, 2023
Date                             Date

Exhibit 10.2

EXHIBIT B
Distributor Support and Services Resale

1. Definitions
Capitalized terms used in this Error! Reference source not found. have the meanings assigned to those terms in the Agreement. Additional capitalized terms and the definitions assigned to those terms in this Error! Reference source not found. are as follows:

“Advanced Services” means those Services, as set forth in the Service Description(s) found at https://www.cisco.com/c/en/us/about/legal/service-descriptions.html selected by Distributor or as described in the SOW executed between Cisco and the Authorized Channel.

“Cisco.com” (http://www.cisco.com) is the Cisco website for its suite of online services and information.

“Cisco Branded Services” means those service offerings identified as Technical Services and Advanced Services, as set forth in the Service Description(s) found at https://www.cisco.com/c/en/us/about/legal/service-descriptions.html selected by Distributor or as described in the SOW executed between Cisco and the Authorized Channel.

“Collaborative Services” means those service offerings identified as Collaborative Technical Support and Collaborative Professional Services as set forth in the Service Description(s) found at https://www.cisco.com/c/en/us/about/legal/service-descriptions.html and made available for resale to those Authorized Channels that meet the appropriate eligibility requirements for each Collaborative Services offer.

“Data Collection Tools” means Hardware or Software tools that support Cisco's ability to provide troubleshooting on critical cases, data analysis, and report generation capabilities as part of the Advanced Services, as applicable.

“Deliverable” means, with respect to each Service Description or SOW, the items specified as deliverables in the Service Description or SOW, if any.

“Documentation” means user manuals, training materials, product descriptions and specifications, technical manuals, license agreements, supporting materials and other information relating to Products or Advanced Services offered by Cisco, whether distributed in print, electronic, CD-ROM or video format.

“Equipment List” means the list of Hardware and/or Software for which Cisco provides Services.

Exhibit 10.2

“End User Obligations” means the obligations End Users must comply with when purchasing Services in addition to End User responsibilities set out in the Services Descriptions. The End User Obligations are posted at http://www.cisco.com/go/servicedescriptions/ and incorporated herein by reference.

“Expired Service Contract” means Authorized Channel Partner has not renewed a Service contract that has expired.

“Intellectual Property” means any and all tangible and intangible: (i) rights associated with works of authorship throughout the world, including but not limited to copyrights, neighboring rights, moral rights, and mask works, and all derivative works thereof, (ii) trademark and trade name rights and similar rights, (iii) trade secret rights, (iv) patents, designs, algorithms and other industrial property rights, (v) all other intellectual and industrial property rights (of every kind and nature throughout the world and however designated) whether arising by operation of law, contract, license, or otherwise, and (vi) all registrations, initial applications, renewals, extensions, continuations, divisions or reissues thereof now or hereafter in force (including any rights in any of the foregoing).

“Maintenance Contract Number” means the reference number assigned by Cisco for each Service purchased from Cisco.

“Major Release” or “New Release” means a release of Software which is designated by Cisco as a change in the ones digit in the Software version number [(x).x.x].

“Milestone” means a specific goal, objective or event pertaining to Advanced Services described under the terms of the Service Description or SOW, as applicable.

“Milestone Certification of Completion (MCC)” means the document provided by Cisco to obtain acceptance of Advanced Services performed.

“Minor Release” means an incremental release of Cisco Software that provides maintenance fixes and additional Software features. Minor Releases are designated by Cisco as a change in the tenths digit(s) of the Software version number [x.(x).x] and/or [x.x(x)].

“Ordering Tools” means a tool that Distributor may use to order Service detailed         herein via Cisco.com.

“Service Descriptions” mean the detailed description of the Cisco Branded and Collaborative Services

Exhibit 10.2
identified at https://www.cisco.com/c/en/us/about/legal/service-descriptions.html purchased by Distributor which are incorporated in the Agreement by reference.

“Services” mean the Technical Services and Advanced Services available for purchase and distribution by Distributor.

“SOW-based Services” means the project related or consultancy Advanced Services provided under a Statement of Work (a “SOW”), agreed upon by Cisco and Authorized Channel that defines any custom Advanced Services to be provided by Cisco.

“TAC” means Cisco’s Technical Assistance Center.

“Technical Services” means Services that provide both essential proactive and reactive operation and maintenance support identified as Technical Services at
https://www.cisco.com/c/en/us/about/legal/service-descriptions.html

“Uncovered” means Authorized Channel has not sold a Service Contract for a Product sold to an End- User customer.

“Update” means a bug fix, error correction, patch or workaround for the Software which is provided by Cisco to Distributor in response Distributor’s request, or at Cisco’s option, which Cisco chooses to provide to Distributor.

“Written Notice” means notice given either by Cisco or Authorized Channel to the other party via facsimile, electronic mails, or using Cisco.com.

2. Scope

This Exhibit describes the terms and conditions for (a) Distributor’s purchase and distribution of Services to Authorized Channel, (b) Cisco’s direct delivery of the Services to Authorized Channel of End Users, as applicable, (c) Cisco’s Support to Distributor and (d) Distributor’s support to Authorized Channel or End User. At all times, Cisco shall perform the Services on Distributor’s and their Authorized Channel’s behalf. In no event will Distributor be deemed to be an agent of Cisco.

3. Cisco Services Resale
3.1 Procedure to Order and Distribute Technical Services. Distributor is authorized on a nonexclusive basis to purchase and distribute Technical Services to Authorized Channel in accordance with the Agreement and this Exhibit.
a. Distributor will initiate its purchase request by providing Cisco with the following information, but not limited to, via the Ordering Tools:
i. Authorized Channel/Reseller and End User information:
A. Reseller name

Exhibit 10.2
B. Reseller address
C. Reseller city
D. Reseller state, province, county or region
E. Reseller country
F. End user name
G. End user address
H. End user city
I. End user state, province, county or region
J. End-user country
ii. a preliminary Equipment List that includes all of the End-User’s Product information to be covered by the Services, including Cisco serial numbers; and
iii. a valid Purchase Order from Distributor to Cisco
b. Upon Cisco’s receipt of the information in Section 0 above, Cisco will:
i. validate Product model(s), price and serial numbers, and availability of the service level, and partner eligibility for the service, if applicable;
ii. provide an Equipment List and Maintenance Contract Number to Distributor;
iii. schedule to start providing Services on the date stated in the services contract, which may be up to thirty (30) days following the date of the Purchase Order acceptance by
Cisco.

3.2 Procedure to Order and Distribute Advanced Services. Distributor is authorized on a     nonexclusive basis to purchase and distribute Advanced Services to Authorized Channel in accordance with the Agreement and this Exhibit. Distributor may request such Services as follows:
a. Distributor will initiate its request for Advanced Services by requesting a written price quotation (a “Quote”) for the Advanced Services from Cisco, or Distributor shall place an order online for Advanced Services, indicating the partner for the requested Advanced Services, the requested start date, End User name, End User location (location of Advanced Services) and primary contact information for End User.
b. Distributor shall issue a valid Purchase Order (a “PO”) from Distributor to         Cisco. For any SOW-based Services, each PO issued by Distributor will include the following information:
i. SOW/Project ID Number, AS Project ID Number
ii. Services Part No., Quantity, Price
iii. Travel and Expense Part No., Price, (if applicable as a separate line item)
iv. Total Purchase Price
v. Bill-to, and Ship-to (Authorized Channel) addresses
vi. Requested Services Start Date
vii. Tax Exempt Certification (if applicable)

Exhibit 10.2
c. Cisco will not proceed with performing the Advanced Services until Distributor has issued a valid PO to Cisco, Cisco has accepted the Purchase Order and scheduled the start of
Advanced Services. Cisco may have a lead time for the start of Advanced Services for up to thirty (30) days following Purchase Order acceptance by Cisco. The term of the Advanced Services shall commence on the date specified in the Purchase Order and continue: (i) until completion of the specified Service in the event a MCC is not required; or(ii) until the MCC has been signed off by End User in the event a MCC is required.
d. Changes to Advanced Services ordered by Distributor will require a new Quote from Cisco and a new valid PO issued by Distributor in accordance with the process defined above. The new PO must reference the Authorized Channel’s updated statement of work document.
e. Any additional costs incurred by Cisco, which Cisco is unable to mitigate, that are associated with either Authorized Channel’s failure to meet responsibilities associated with the applicable Advanced Services order, or project schedule delays outside of Cisco’s control shall result in a new Quote provided by Cisco to Distributor.
f. The Advanced Services will be provided by Cisco. Cisco may use subcontractors (under separate contract to Cisco) to perform the Advanced Services, or portion(s) thereof.

4. Cisco’s Rights and Obligations

4.1 Resale of Services. Cisco will make the Services listed at
https://www.cisco.com/c/en/us/about/legal/service-descriptions.html, Partner Support Services (https://www.cisco.com/c/dam/en_us/about/doing_business/legal/service_descriptions/docs/Partner_Support_Services.pdf), or those SOW-based Services, described in a SOW in response to Distributor’s request for proposal, available for resale by Distributor. The Services are available for Distributor's redistribution to identified eligible Authorized Channels. Services are subject to the geographic limitations shown at http://tools.cisco.com/apidc/sam/search.do or as specified in each Service Description and/or Quote.

4.2 Services to Be Provided. Cisco shall provide to End User on behalf of Distributor or Authorized Channel, as applicable, the Services described in the applicable Service Description for each Service purchased by Distributor under this Exhibit. In the event of CPS or SOW-based Services, Cisco shall provide the Advanced Services to Authorized Channel on behalf of Distributor.

4.3 Unless specified otherwise, the following services are provided solely to Distributor as backup to its technical support staff. Cisco shall have no obligation to furnish any assistance, information or documentation to Authorized Channel or End Users with respect to the Product.

Exhibit 10.2
a. Cisco.com Access. Cisco will provide Distributor with partner-level access to Cisco.com.
b. Technical Support. Cisco shall provide to Distributor access to Cisco’s TAC via phone, electronic mail and facsimile.
c. Updates. During the Cisco warranty period, Cisco will provide Updates to Distributor as follows:

i. When required, Cisco will provide Updates to Distributor to correct a problem, or provide a network-bootable Software image, as determined by Cisco. This service is limited to supported Software releases. Cisco supports each New Release in accordance with Cisco’s current published End of Life policy, which policy may be viewed at http://www.cisco.com/go/eol. Cisco, in meeting support obligations, may require Distributor, Authorized Channel or an End User to upgrade to a supported release.
ii. Duplication and Distribution Rights. Cisco grants to Distributor the non-exclusive, nonassignable, non-transferable, royalty-free right to duplicate Updates and Minor
Releases and redistribute such Updates and Minor Releases to Authorized Channel and End Users in the Territory, provided (a) that Authorized Channel or End User to which Distributor redistributes an Update or Minor Release shall previously have purchased, directly or indirectly from Distributor a license to use (for End Users) or redistribute (for Authorized Channel) the Software Product that the Update or Minor Release modifies; and (b) the Update or Minor Release shall not, as of the date on which Distributor redistributes such Update or Minor Release, already have been incorporated by Cisco into a Major Release Cisco has made available for license and redistribution by a Cisco-authorized distributor or Authorized Channel.
5. Distributor Rights and Obligations

5.1 Prior to accepting a Purchase Order from an Authorized Channel, Distributor     shall:
a. Validate Authorized Channel’s eligibility to purchase the requested Services, if applicable;
b. Refer Authorized Channel to https://www.cisco.com/c/en/us/about/legal/servicedescriptions.html where the relevant Service Description and End User Obligations are posted and instruct Authorized Channel to provide a current copy of such documents to End User, as applicable; and
c. Ensure Authorized Channel is fully aware of its obligations in the context of any Collaborative Professional Services intended for purchase under which Cisco provides services directly to Authorized Channel.

Exhibit 10.2
5.2 Distributor shall not make or pass on, and shall take all measures necessary to ensure that neither it nor its agents nor employees shall make or pass on any warranty or representation on behalf of Cisco to any Authorized Channel, other Cisco-authorized distributor, customer End User, or third party, other than Cisco’s standard, published Product warranty for hardware and software, Service Description or applicable warranty for Services.
5.3 Equipment List.
a. Distributor shall ensure that all Products (including serial numbers) for which Services are being provided are listed in the Equipment List(s).
b. Equipment List(s) may be revised for new Product, service level upgrades and Product configuration changes by submission of a Purchase Order to Cisco that requests such revisions, and Cisco’s acceptance thereof (based on availability). For such changes, Cisco will charge the pro-rated difference from the date upon which the change is requested to the end of the impacted Equipment List’s term.
5.4 DOA Product Replacement Process.
a. Credit for Replacement. During the applicable Cisco warranty period for a particular Product, Distributor may return failed Product to Cisco. Cisco will credit Distributor with the current list price of the returned Product.
b. Replacement of DOA Products. In the event an Authorized Channel or End User reports receiving a DOA Product to Distributor, Distributor will use all reasonable efforts to ship a replacement product from its inventory of Products. In the event Distributor is unable to provide a replacement Product, Distributor may so notify Cisco and Cisco will use all commercially reasonable efforts to ship a replacement Product to an Authorized Channel or End User identified by Distributor within two (2) business days following Cisco’s receipt of a purchase order from Distributor which specifies that it is an order submitted to replace a DOA Product. After the end of the warranty period, replacement products or parts will be charged at Cisco’s then-current rates.
5.5 Warranty Support. When requested by its Authorized Channel, Distributor     shall provide, at no charge, all warranty service for the shorter of (a) one year, or (b) the warranty period set out in the printed warranty provided with the Product. Warranty service will consist of Software and Hardware replacement service as follows:
a. Software Support. Distributor will use reasonable efforts to provide work-around solutions or implement a Cisco-provided patch.
b. Hardware Advance Replacement. For the shorter of (a) one year, or (b) the warranty period set out in the printed warranty provided with a Product, Distributor will ship a replacement Product or replacement parts for such product in accordance with Cisco’s then-current published Product warranty applicable to the particular Product.
c. Returns Coordination. Distributor shall comply with the following, as well as the guidance provided at: http://www.cisco.com/en/US/docs/rma/3582.html.

Exhibit 10.2
d. Distributor shall coordinate the return of all failed parts, freight and insurance prepaid, to the Cisco repair center specified by Cisco.
e. Distributor shall comply with the following RMA procedure:
i. Distributor will ensure all Products are properly packaged prior to being shipped, and will provide to Cisco during each month of the term of the Agreement a written description of the type of return being submitted, Product returned to Cisco will conform in quantity to the RMA request. With each Product returned, Distributor will provide to Cisco a copy of the original packing slip with each shipment.
ii. Distributor shall tag each shipment of Products returned with the RMA transaction number and a classification of the problem.
iii. Cisco will not accept any Product returned which is not accompanied by an RMA number.
iv. Notwithstanding the expiration or termination of the Agreement, Distributor’s right to return failed products and failed parts shall extend for sixty (60) days beyond the date on which the Agreement expires or terminates.
f. Title and risk of loss to failed Product and parts transfers to Cisco upon     delivery to the Cisco repair center specified by Cisco.
6. Price, Invoice, and Payment Terms

6.1 Pricing. Prices for Services shall be those specified in Cisco’s then-current Global Price List, less any applicable discount at the time of Cisco’s acceptance of Distributor’s Purchase Order or those set forth in a Quote submitted by Cisco.
6.2 Payment. All Purchase Orders will be subject to credit approval by Cisco. Payment terms shall be net thirty (30) days from the date of invoice. Unless otherwise agreed by Cisco, all payments shall be made in the currency used by the Cisco Systems entity with which Distributor has placed its Purchase Order. Any sum not paid by Distributor when due shall bear interest from the due date until paid at a rate of: (i) ten (10) per cent per annum or (ii) the maximum rate permitted by law, whichever is less.
6.3 Invoicing. Unless otherwise agreed by the parties, Cisco will invoice for Services performed under a Service Description either in advance of performance of such Services or upon receipt of a Milestone Certificate of Completion if required under the Service Description or SOW, as applicable. Such Milestone Certificate of Completion will be provided to Distributor by Cisco upon receipt of corresponding Milestone Certification of Completion received by Cisco from Authorized Channel for Services performed by Cisco. In the event, Cisco has not received the corresponding MCC from Authorized Channel within five (5) business days from Cisco’s notification to Authorized Channel of Cisco’s completion of Service, Services shall have been deemed accepted and Cisco shall provide the MCC to Distributor.
7. General

Exhibit 10.2
7.1 Software License. Distributor acknowledges that it may receive Software as a          result of services provided under this Exhibit. Distributor agrees that it is licensed to distribute such Software only on Product covered under the Services and subject to the terms and conditions of this Agreement and the Software license granted with the original Software acquired. Except as otherwise specified in this Exhibit, Distributor shall not copy, in whole or in part, Software or documentation; modify the Software, reverse compile or reverse assemble all or any portion of the Software; or rent, lease, distribute, sell or create derivative works of the Software.
7.2 Third Party Services. Cisco reserves the right to subcontract the provision of all or part of the Services to a third party.
7.3 Independent Contractors. The relationship of Cisco and Distributor established by this Exhibit is that of independent contractors, and nothing contained in this Exhibit shall be construed to (a) give either party the power to direct and control the day-to-day activities of the other, (b)
constitute the parties as joint ventures, co-owners or otherwise as participants in a joint or common undertaking, or (c) allow Distributor to create or assume any obligation on behalf of Cisco for any purpose whatsoever. All financial obligations associated with Distributor's business are the sole responsibility of Distributor. All sales and other agreements between Distributor and its Authorized Channel are Distributor's exclusive responsibility and shall have no effect on Distributor's obligations under this Agreement. Distributor shall be solely responsible for, and shall indemnify and hold Cisco free and harmless from, any and all claims, damages or lawsuits (including Cisco's attorneys' fees) arising out of the acts of Distributor, its employees or its agents.

8. Uncovered and Expired Service Contracts
8.1 Cisco, or its authorized agents, may send reminders to attach Service contracts after initial Product purchase to Distributor, Authorized Channel or its End User; and upon request by Cisco, Distributor will reconfirm the End User’s identity of the uncovered product(s) with the Authorized Channel. Distributor will (i) initiate the coverage process with its Authorized Channel, who will initiate the sale of a Service with the End User and forward to Cisco, via the
Distributor, the completed Purchase Order or (ii) notify Cisco of Authorized Channel’s intent not to attach Services.
8.2 Cisco, or its authorized agents, may send reminders to renew expiring Service contracts to Distributor, Authorized Channel or its End User; and upon request by Cisco, Distributor will reconfirm the End User’s identity and service contract numbers of the expiring service contract(s) with the Authorized Channel. Distributor will (i) initiate the renewal process with its Authorized Channel, who will renew the Service with the End User and forward to Cisco, via
Distributor, the completed Purchase Order or (ii) notify Cisco of Authorized Channel’s intent not to renew Services.
8.3 If, upon 90 days after initial product sale, Cisco has not received a purchase order for the coverage of Services from Distributor, Cisco working with Distributor may contact the End User to arrange for reassigning of the Service contract

Exhibit 10.2
coverage opportunity for the subject Equipment to another Cisco-authorized reseller.
8.4 If, upon the expiration date of Cisco services contract for the Equipment, Cisco has not received a Purchase Order for the renewal from Distributor within thirty (30) days, Cisco working with Distributor may contact the End User to arrange for reassigning of the Service contract renewal for the subject Equipment to another Cisco-authorized reseller.

9. Warranty

NOTHING IN THIS EXHIBIT WILL AFFECT THE WARRANTIES PROVIDED WITH ANY HARDWARE PURCHASED OR SOFTWARE LICENSED BY DISTRIBUTOR AND/OR END USER. ANY AND ALL SERVICES PROVIDED HEREUNDER WILL BE PERFORMED IN A WORKMANLIKE MANNER. ACCESS TO THE DATA COLLECTION TOOLS AND DELIVERABLES AND OTHER INFORMATION PROVIDED IN CONNECTION WITH THE SERVICES, ARE PROVIDED ON AN “AS IS” BASIS. EXCEPT AS SPECIFIED IN THIS SECTION, ALL EXPRESS OR IMPLIED CONDITIONS, REPRESENTATIONS, AND WARRANTIES INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE (EVEN IF THE PURPOSE IS KNOWN TO CISCO), SATISFACTORY QUALITY, AGAINST INFRINGEMENT OR ARISING FROM A COURSE OF DEALING, USAGE, OR TRADE PRACTICE, ARE HEREBY EXCLUDED TO THE GREATEST EXTENT ALLOWED BY APPLICABLE LAW. DISTRIBUTOR MUST NOTIFY CISCO PROMPTLY OF ANY CLAIMED BREACH OF ANY WARRANTIES. DISTRIBUTOR’S SOLE AND EXCLUSIVE REMEDY FOR BREACH OF WARRANTY WILL BE, AT CISCO’S OPTION, RE-PERFORMANCE OF THE SERVICES; OR TERMINATION OF THE APPLICABLE SERVICE ON THE EQUIPMENT LIST AND RETURN OF THE UNUSED PORTION OF THE FEES PAID TO CISCO BY DISTRIBUTOR FOR SUCH NON-CONFORMING SERVICES. THIS DISCLAIMER AND EXCLUSION WILL APPLY EVEN IF THE EXPRESS WARRANTY AND LIMITED REMEDY SET FORTH ABOVE FAILS OF ITS ESSENTIAL PURPOSE. THE WARRANTY PROVIDED IS SUBJECT TO THE LIMITATION OF LIABILITY SET FORTH IN THIS EXHIBIT. DISTRIBUTOR SHALL NOT MAKE ANY WARRANTY COMMITMENT, WHETHER WRITTEN OR ORAL, ON CISCO’S BEHALF.

10. Change in Scope

Cisco reserves the right to make changes to the scope and content of this Exhibit, including terminating the availability of a given Service, at any time upon ninety (90) days prior Written Notice. If Distributor does not agree with a change of scope or content, Distributor may terminate this Exhibit in accordance with Section 18.0 (Term and Termination) of the Agreement.

11. Licenses

Exhibit 10.2
11.1 Nothing in any Service Description shall alter or amend the intellectual property licenses provided with any purchase of Cisco hardware and license of Cisco software products. The provisions in Attachment A to Error! Reference source not found. apply only to those Advanced Services, Deliverables and other Intellectual Property detailed in any Service Description or SOW, as applicable. No title to Intellectual Property rights in any Product, Documentation, Services, Deliverables, Data Collection Tools or other Intellectual Property provided or developed by Cisco, or a third party on Cisco’s behalf, is transferred to Authorized Channel by Cisco or Distributor.
11.2 Distributor hereby agrees to provide a copy of the terms and conditions in Attachment A to Error! Reference source not found. (or substantially similar terms and conditions) to Authorized Channel and have Authorized Channel agree to be bound by such terms and conditions pursuant to a legally enforceable written agreement. Distributor agrees that it will be liable to Cisco for any breach of such terms and conditions by Authorized Channel.
11.3 Except as otherwise set forth in a separate written agreement with Cisco, Cisco hereby grants Distributor a limited, non-exclusive, non-transferable right to distribute solely to other Ciscoauthorized distributors or Authorized Channels (who may redistribute only to Authorized Channels or End Users, as applicable, except as otherwise expressly agreed to by the parties):
(i) Software provided as a result of Advanced Services, if any, (ii) the Deliverables specified in Service Descriptions (in object code form if Software), if any, and (iii) Data Collection Tools, if any.
12. Ownership

Cisco shall at all times retain all right, title and interest in and to all pre-existing Intellectual Property owned by Cisco as of the Effective Date and all Intellectual Property in and to the Advanced Services, Products, Deliverables and Data Collection Tools or other Intellectual Property provided or developed by Cisco or a third party on Cisco’s behalf thereafter. Distributor shall at all times retain all right, title and interest in and to all pre-existing Intellectual Property owned by Distributor as of the Effective Date and all Intellectual Property that is developed by Distributor or by a third party on Distributor’s behalf thereafter without the benefit of any of Cisco’s Intellectual Property. Third party products shall at all times be owned by the applicable third party.

13. Contracting with U.S. Federal Government

To the extent Services engagements relate to a U.S. Federal Government contract, Cisco’s Service offerings are “commercial item” as that term is defined under FAR 2.101. Cisco offers and/or provides these services upon a competitive basis and in substantial quantities in the commercial marketplace based upon established market prices for specific tasks performed under standard commercial terms and conditions.

Exhibit 10.2
Attachment A to Error! Reference source not found.
License Rights

1. Licensee shall mean either End User (in the case of Advanced Services intended for resale to End User) or Authorized Channel, in the case of Collaborative Professional Services.

1. Cisco grants to Licensee a worldwide, non-exclusive and non-transferable license to use for Licensee’s internal business use only: (i) Software provided as a result of Advanced Services, if any, (ii) the Deliverables (in object code form if Software), if any, and (iii) Data Collection Tools, if any With respect to Deliverables provided by Cisco under Collaborative Professional Services, subject to the terms and conditions herein, Cisco grants to Authorized Channel a limited, revocable, non-exclusive, non-transferable license (a) to use, display, reproduce, modify, and distribute
Deliverables; and (b) create, use, reproduce, and distribute derivative works of the Deliverables. The license herein for Collaborative Professional Services is granted solely for Authorized Channel’s support of End Users during the term of the Agreement and solely for use with Cisco products. This license grant does not include the right to sublicense.

2. This license shall be governed by: (i) the terms and conditions attached to the Software or in the absence of such terms by the license posted at http://www.cisco.com/go/warranty and (ii) this Exhibit and the Agreement.

3. Licensee agrees that it is licensed to use Software: (1) only on Hardware; or (2) in the case of Application Software, on third party hardware, (except as otherwise authorized in the Software Documentation); or (3) in the case of Data Collection Tools, in object code form only, on the Data Collection Tool on which such Software is provided.

4. The license is perpetual, provided Licensee is not in breach of this Attachment. Notwithstanding the above, the license for Data Collection Tools is valid until the earlier of: (i) the expiration or termination of the Advanced Services under which the Data Collection Tool was provided; or (ii) Cisco’s request to Licensee that the Data Collection Tool(s) be returned to Cisco.

5. Except as expressly authorized, Licensee shall (nor permit a third party to): download more than one copy of the Software, copy, in whole or in part, any Software, Deliverable or Data Collection Tool, make error corrections or otherwise modify, decompile, decrypt, reverse engineer, disassemble or otherwise reduce all or any portion of any Software, Deliverable or Data Collection Tool which is software to human-readable form; or transfer, sublicense, rent, lease, distribute, sell, or create derivative works of any Deliverables.

6. When Licensee updates or upgrades a copy of Software to a new release, Licensee shall not use

Exhibit 10.2
(except for a limited period of parallel testing) the new Software release and the corresponding copy of the previous Software release concurrently. Under no circumstances shall the previous release be re-used or transferred to any other device(s).

7. U.S. Government End User Purchasers. The Software and Documentation qualify as “commercial items,” as that term is defined at Federal Acquisition Regulation (“FAR”) (48 C.F.R.) 2.101, consisting of “commercial computer software” and “commercial computer software documentation” as such terms are used in FAR 12.212. Consistent with FAR 12.212, FAR 52.227-19 Commercial Computer Software—Restricted Rights and DoD FAR Supp. 227.7202-1 through 227.7202-4, and notwithstanding any other FAR or other contractual clause to the contrary in any agreement into which this Attachment may be incorporated, Customer may provide to Government end user or, if this Attachment is direct, Government end user will acquire, the Software and Documentation with only those rights set forth in this Attachment. Use of either the Software or Documentation or both constitutes agreement by the Government that the Software and Documentation are “commercial computer software” and “commercial computer software documentation,” and constitutes acceptance of the rights and restrictions herein.

EXHIBIT H
DISTRIBUTION TO U.S. FEDERAL GOVERNMENT

In addition to the requirements set forth elsewhere in this Agreement for resale of Products and Services generally, the following additional requirements shall apply to Distributor’s resale of Products and Services to Authorized Channels who resell such Product and Services to the U.S. Federal Government:

1.0 Distributor shall maintain a separate government sales team, which shall include sales specialists with an understanding of U.S. Government regulations and U.S. Government contract terms and conditions, to support Authorized Channels in the federal government marketplace.

2.0 Distributor shall maintain a configuration facility for systems integration and testing in support of federal government specific contracts and opportunities for Authorized Channels.

3.0 Except as otherwise agreed between the Parties in this Agreement, Distributor will not distribute Products or Services under this Agreement through a General Services Administration (GSA) schedule contract, California Multiple Award Schedule (CMAS), or other schedule contracts. Except as otherwise agreed between the Parties in a separate written agreement, this Agreement shall not be construed by Distributor as a representation that Cisco will furnish supplies needed by Distributor to fulfill any of Distributor’s GSA, CMAS or similar contract obligations under any schedule contract.

Exhibit 10.2
4.0 The federal government contract flowdown provisions set forth in Section 8.0 of this Exhibit are applicable to Purchase Orders for U.S. Federal Government End Users. Cisco does not accept any additional or modified flowdown provisions including but not limited to Federal Acquisition Regulation (FAR), Department of Defense FAR Supplement, or NASA FAR Supplement provisions, notwithstanding existence of such provisions on Distributor’s Purchase Orders or supplementary documentation or Cisco’s acceptance of such Purchase Orders or documentation.

5.0 Point-of-Sales (POS) Reports. In addition to the reporting requirements set forth in Section 7.0 of this Agreement, Distributor shall provide the following additional information in the regular POS reports it submits to Cisco for all sales made to Authorized Channels for resale to the U.S. Federal Government:
5.1 Authorized Channel contract type (e.g., GSA (non-schedule contract), Indefinite Delivery/Indefinite Quantity, 8(a));
5.2 End User (Government Agency) name, agency department;
5.3 Government Agency, Cabinet level/specific procuring office;
5.4 Ship to address (street, city, state, country and zip/postal code);
5.5 Prime Federal Government Contract number, when available; and
5.6 Distributor’s invoice number and sales order number to the Authorized Channel.

6.0 Distributor acknowledges that the Trade Agreements Act, 19 U.S.C. Section 2511 et seq., and its implementing regulations governs the ability of the Federal Government to purchase items produced outside the United States and certain designated countries. Distributor acknowledges that not all Cisco items are produced in the United States or designated countries and that only certain items specifically identified by Cisco (“Designated Country Items”) as being produced in the United States or designated countries. If Distributor undertakes to sell items other than Designated Country Items to the Authorized Channels, Distributor accepts sole responsibility for ensuring that such sales comply with the Federal Government’s requirements.

7.0 Distributor will ensure that prior to providing a quote to an Authorized Channel for a U.S. Federal Government opportunity, that the Authorized Channel requesting the quote is at minimum a Cisco Registered Partner enrolled in the Federal Authorization Program (the “Program”). If the requesting Authorized Channel is not enrolled in the Program, Distributor will require Authorized Channel to complete the enrollment (to include training), prior to providing quote(s) to the Authorized Channel.

8.0 This Agreement pertains to the sale of “commercial items” as that term is defined under FAR 2.101 and FAR Part 12. Notwithstanding any other clause in the prime contract, only those clauses identified in 52.212-5(e) and 52.244-6 are required to be in subcontract agreements for commercial items or commercial components (see further, FAR 12.502(b), 44.402(b)). The most recent version of the following FAR clauses, identified in 52.212-5(e) and 52.244-6 are hereby incorporated by reference, with the same force and effect as if they were given in full.

Exhibit 10.2
For purposes of this Agreement, when appropriate in adopting the terminology of all the following FAR clauses, the term “contract’ shall mean this Agreement; the term “Contractor” shall mean Cisco; the term “Government: and “Contracting Officer” shall mean Distributor.

FAR 52.203-13 Contractor Code of Business Ethics and Conduct

FAR 52.203-15 Whistleblower Protection Under the ARRA

FAR 52.203-19 Prohibition on Requiring Certain Internal Confidentiality Agreements or
Statements

FAR 52.204-21 Basic Safeguarding of Covered Contractor Information Systems

FAR 52.204-23 Prohibition on Contracting for Hardware, Software, and Services Developed or
Provided by Kaspersky Lab and Other Covered Entities

FAR 52.204-25 Prohibition on Contracting for Certain Telecommunications and Video
Surveillance Services or Equipment.

FAR 52.219-8 Utilization of Small Business Concerns

FAR 52.222-17 Nondisplacement of Qualified Workers

FAR 52.222-21 Prohibition of Segregated Facilities

FAR 52.222-26 Equal Opportunity (E.O. 11246)

FAR 52.222-35 Equal Opportunity for Veterans

FAR 52.222-36 Equal Opportunity for Workers with Disabilities

FAR 52.222-37 Employments Reports on Veterans (38 U.S.C. 4212).

FAR 52.222-40 Notification of Employee Rights Under the National Labor Relations Act (E.O.
13496).

FAR 52.222-41 Service Contract Act of 1965

FAR 52.222-50 Combating Trafficking in Persons

FAR 52.222-51 Exemption from Application of the Service Contract Act to Contracts for
Maintenance, Calibration, or Repair of Certain Equipment-Requirements

Exhibit 10.2

FAR 52.222-53 Exemption from Application of the Service Contract Act to Contracts for
Certain Services-Requirements

FAR 52.222-54 Employment Eligibility Verification

FAR 52.222-55 Minimum Wages Under Executive Order 13658

FAR 52.222-62 Paid Sick Leave Under Executive Order 13706

FAR 52.224-3 Privacy Training

FAR.52.225-26 Contractors Performing Private Security Functions Outside the U.S

FAR 52.232-40 Providing Accelerated Payments to Small Business Subcontractors

FAR 52.247-64 Preference for Privately Owned U.S. Flag Commercial Vessels

Exhibit I
Direct Value Add Distributor (“DVAD”) Program Terms and Conditions

1. The Program is focused on establishing new business practices between Cisco and its distribution base for high-value project-based business, as defined herein. The parties agree that Distributor may participate in the Program in the Territory, subject to the terms and conditions of these Terms and Conditions. Distributor agrees to comply at all times with the then-current DVAD Program (also referred) to as the “CBN” or Channels Booking Neutrality program) guidelines and policies published by Cisco from time to time at https://www.cisco.com/c/dam/en_us/partners/distributor/Distribution-CBN-Policyrev201810.pdf.

2. In order to participate in the Program, Distributor must create a separate purchase account, to be used solely for Distributor’s issuance of Purchase Orders (“Orders”) to Cisco, for Cisco-branded Products under the Program. All invoice and payment transactions related to the Program will occur under this separate purchase account. Further, Distributor shall implement a separate process management system in dealing such Product and shall ensure that all Products ordered under the Program are kept physically separate from other inventory, including having separate bin locations for easy locating and identification of CBN-ordered products. All pricing for Orders will be based on Cisco’s Price List.

3. Order Qualification Requirements: Each Order submitted under the Program must meet the following criteria:
3.1 The Order must be “deal-based” and placed in its entirety on Cisco as either a single Order or as multiple Orders and must represent a single project. For the purposes of these Terms and Conditions, “deal-based” means that the Order is

Exhibit 10.2
made under an assigned Cisco Deal ID for a specified Authorized Channel and End User related to a specific project;
3.2 Distributor’s purchases under the Program are limited to the following Cisco offer types:
a. SaaS products restricted from Distribution Sales Visibility (DSV) or the Net Pricing Program;
b. Enterprise Agreements (EAs);
c. Hardware Orders when combined with one or both of the above offer types and where the End User and Authorized Channel are willing to await delivery based on Cisco lead times.
3.3 No transactional claims (back-end rebates via the Grow Track program or any other Cisco rebate program) will be permitted on the CBN Orders. The Order must reflect net-pricing (e.g., discounting to be applied 'up-front' and reflected in net price on order) and must include the applicable Deal ID provided to Distributor by Cisco; and
3.4 The Order must identify and include the relevant End User and Authorized Channel information.

4. Distributor shall not purchase Product under the Program for the purpose of stocking or replenishing inventory. Complete CBN orders can be staged at Distributor’s warehouse for not more than 30 days but shall be kept physically separate from regular inventory (i.e. inventory ordered outside of the Program). All sales made by Cisco under the Program are final. In addition, Distributor shall not fulfill Program Orders from Distributor’s inventory. For purposes of clarity, any and all terms in the
Agreement relating to price protection, obsolete product returns, inventory or stock balancing, and associated Product return rights do not apply to Product purchased through the Program. Cisco reserves the right to request, and Distributor agrees to promptly furnish, any supporting documentation related to Orders placed under the Program, including, without limitation, the purchase orders or purchase contracts between the Distributor and Authorized Channel for the relevant Product contained in an Order. If Cisco reasonably believes that Distributor has used the Program to procure inventory, or has otherwise abused the Program, Cisco may immediately terminate Distributor’s participation in the Program. This termination right shall be in addition to any other rights and remedies of Cisco under the Agreement.

5. Products ordered by Distributor under the Program shall be reported separately and not be included in any reporting of Distributor inventory or Point of Sale (“POS”) reporting. Distributor agrees to submit to Cisco, upon request, documentation/reports related to any and all Program Orders (including reporting of Products ordered under the Program held in Distributor warehouses and sales-out reports) in the form and at the time(s) required by Cisco. Cisco’s audit rights, as set forth in the Agreement, apply to purchases made by Distributor under the Program.

6. For each Order submitted under the Program, Distributor shall, upon request from Cisco, submit to Cisco copies of the relevant shipping documents showing Distributor’s

Exhibit 10.2
shipment of the Product to either the applicable Authorized Channel or End User. Cisco acknowledges that, where Distributor is the importer of record, Distributor may need to perform staging activities as it relates to Product purchased under the Program.

7. Participation in the Program does not entitle Distributor to any of the benefits provided under Cisco’s Channel Programs to Cisco Direct Value Add Resellers (“DVARs”) or any other Authorized Channel.

8. Term: These Terms and Conditions are coterminous with the Agreement. Cisco is under no obligation to develop any kind of program, or modify any ordering processes, as a result of the Program. Participation in the Program is at Distributor’s expense. Cisco will not be responsible for any costs incurred by Distributor as a result of the Program. Distributor further acknowledges and agrees that Cisco may modify or terminate the DVAD Program at any time, with no less than thirty (30) days advance notice to Distributor.

Exhibit K
Detailed Reporting Requirements

Point of Sale & Inventory Requirements
Distributor must submit Point of Sale (POS) and inventory via the DCA tool or a mutually agreed upon B2B format, or as otherwise agreed upon with Cisco.

Point of Sale (“POS”) and inventory information must be in the format as shown on the templates postedat the following URL: https://www.cisco.com/c/dam/en_us/partners/distributor/pos_inventory_reporting_templates-201810.xlsx
Data must be clean (without foreign characters, extra spaces, etc.) and accurate.

In order for a POS or an Inventory file to be valid, it must be submitted in strict accordance with any and all of the following conditions. Any POS or Inventory not respecting these conditions shall be automatically invalid and thus refused by Cisco.

Detailed POS Requirements

Definition of POS:

In order for POS to be valid and true, it must be invoiced and shipped to a third party (reseller or end user) prior to being submitted. Any Distributor submitting weekly as opposed to daily (such daily reports to be submitted every working day of the week, wherein non-working days are consolidated into the next working day daily report) should ensure that their Monday POS submissions only take into account sales made between and including the previous Sunday to the previous Saturday.

Submissions:

Exhibit 10.2
Deadline (frequency and timeline) for Distributor to submit POS to Cisco should be daily, including claim reference details and End User information, or as otherwise agreed to between local geographies of Cisco and Distributor.

Any and all POS must be submitted by Distributor via Cisco’s DCA tool, as mutually agreed upon locally, or a mutually agreed upon B2B format.

POS Template under the “Submission Template” Link of the DCA tool website should be used to submit the POS data that is provided through the DCA tool, unless the parties have agreed in writing to a variation of such Submission Templates. Any changes to the Submission Templates that are currently in use must be made by mutual written agreement of the parties.

Of the fields in the POS Template, there are both mandatory and conditional fields. Detailed information on Cisco's POS and Inventory required fields can be found here:
https://www.cisco.com/c/dam/en_us/partners/distributor/pos_inventory_reporting_templates-201810.xlsx

The end user name and address fields (including city, state, and country) must be populated. Names such as SMB, Dummy, end user, Dealer, or Authorized Channel, not willing, and internal use, etc. will not be accepted and must instead be populated with the correct end user name of where the Cisco Product will be sold, or following Cisco’s specific local POS reporting requirements.

Negative POS:

Negative POS lines must only be submitted for product returns (excluding stock rotation or Dead on Arrival (“DOA”) product) or cancelled sales where POS has previously been submitted. The original invoice number or Original Sales Order number must be provided when there is an RMA, if this information is reasonably available from Distributor. Under no circumstances is negative POS to be submitted for reseller or end user changes unless otherwise agreed to in writing by the parties. Each
POS submission should be final and should therefore not require any correction. Corrections will only be accepted if the POS transaction date is less than twenty one (21) days old at the time of the request for corrections. Distributor must submit a corrected POS and a negative POS to cancel the previous POS submission that is being corrected.

Negative POS submitted must be valued at the purchase price from Cisco (Wholesale Price List, if applicable) less any rebate claims already received from Cisco for that specific purchase, if this information is reasonably available from Distributor. Distributor agrees to reimburse Cisco for all agreed upon rebate claims previously paid by Cisco to Distributor, associated with Negative POS submissions. Cisco reserves the right to audit the accuracy or the value used in conjunction with Negative POS submissions. Distributor reserves the right to dispute the accuracy of any audit. Any discrepancies will

Exhibit 10.2
be handled as part of the specific methodology agreed upon for the applicable country or region.

Distributor-to-Distributor (D2D) transactions:

All POS transactions for which the reseller name field is a distributor or the reseller is reselling to a Cisco distributor are flagged as D2D by Cisco. However, the distributor sourcing from another distributor for the purpose of selling on would be entitled to claim a rebate against this line
.
Transactions flagged as D2D are not available for claiming rebates and are not allocated to Cisco Account Managers. This is without prejudice to any Authorized Channel being entitled to source from and resell to any other Authorized Channel.
If a distributor is selling for its own internal use, then the reseller field should mention "distributor internal use” or, as applicable, Distributor’s own name (Distributor should follow local protocol).

Inventory Submissions:

Definition of Inventory:
This includes all inventory held by the distributor as at a particular point in time, which has neither been invoiced to a reseller, nor submitted as POS information to Cisco.

Submissions:

Deadline (frequency and timeline) for Distributor to submit inventory to Cisco should be separately agreed to between local geographies of Cisco and Distributor. Inventory data submissions should, at a minimum, be as frequent as POS data submissions.
Any and all inventory must be submitted by Distributor via Cisco’s DCA tool, or as otherwise agreed uponwith Cisco.
Of the fields in the Inventory Template, there are both mandatory and conditional fields. Detailed information on Cisco's POS and Inventory required fields can be found on Cisco's Distribution Central at: https://www.cisco.com/c/dam/en_us/partners/distributor/pos_inventory_reporting_templates-201810.xlsx

Penalty for Failure to Submit POS and Inventory Reports:

If Distributor has not submitted Inventory for two weeks running, without providing prior warning to Cisco, Cisco has the right to place a hold on all future rebate payments until full and complete and correct Inventory has been submitted.

Balancing Calculations:

Further to timely submissions of POS and Inventory, Cisco may require Distributor to submit a balancing calculation (otherwise known as inventory reconciliation or inventory

Exhibit 10.2
roll-forward) at summary level as needed. This will include shipment received, inventory, POS, and returns information for the previous week and should balance with the detail of the Inventory and POS reports submitted

Shipments received:

This should be a total of all shipments received from Cisco, whether logged as Inventory or shipped out directly as back to back orders during the previous week. For D2D transactions, the source vendor would be the initial distributor.

Goods in Transit (Intra Distributor Transfers)

This should be the total of all products removed from the main warehouse's inventory but not yet logged in the branch’s inventory (or products removed from a branch’s inventory and not yet logged in the main warehouse’s inventory, or products removed from one branch’s inventory and not yet logged in another branch’s inventory). This report needs to include all product ID, quantity, Price List, price, purchase order numbers, sales order numbers, and serial numbers as provided by Cisco.

Rebate Claims Terms and Conditions
In order for a claim to be valid under any current and/or future promotional offer or program, it must be submitted in strict accordance with any, and all of the following conditions. Any claim not respecting these conditions shall be automatically invalid and thus refused. In such case, no rebate shall be issued by Cisco.

Rebate Claim Submission

Distributor must claim the promotional value as a back end rebate. All rebate claims must be submitted through the DCA tool. In order to be valid, all claims must be submitted to Cisco by the 10th business day of each month, following the month of sale.
All claims submitted to Cisco more than 30 days after the date of sale will be automatically rejected by Cisco and Cisco will have no liability to honor such claim.

End user details must be quoted on POS and all claims submitted.

All POS reports must include serial numbers associated with the serialized products sold, if they exist.

Cisco will endeavor to notify distributors at least two weeks in advance of any change to any current and/or future promotional offer or program. Cisco reserves the right to add, modify, change, improve, or discontinue any product or promotion without notice.

Exhibit 10.2
If Cisco re-instates a promotion, which has previously expired, those sales reported between the promotion end date and the re-instated date will not be eligible for a rebate claim against such promotion.

It is Distributor’s responsibility to realize the risk of placing orders for products to be covered by a specific promotion towards the end of a promotion period. Claims can only be accepted on products that have a POS date prior to the end of the promotional period. If Distributor believes a claim has been rejected in error, Distributor should contact Cisco for assistance.

Claim Rejection

It is Distributor’s responsibility to correct and re-submit any claims that are rejected by DCA because they require correction. Corrected claims must be resubmitted within thirty (30) days of rejection by DCA.

Cisco’s determination regarding corrected claims is final and at its discretion. Once a corrected claim has been rejected, no further action will be taken.
Claims that have been rejected by Cisco with the correction action “Entitlement error” means no action is required, as the claim has been rejected for a reason that cannot be corrected. However, if a distributor wishes to dispute a claim that has been rejected due to an entitlement error, this must be addressed with Cisco within 30 days of rejection by Cisco. The final decision of entitlement will be decided by Cisco only.

Validation Guidelines

Upon acceptance of the Claim, Cisco shall issue a credit/debit memo within thirty (30) days of the claim being submitted to Cisco error free. Error free submission is when a POS or Claim line submitted through DCA does not require any further correction on the Distributor's part. If applicable, credit memo numbers shall be available on DCA within two (2) days following due date.

EXHIBIT L
DISTRIBUTION SALES VISIBILITY (“DSV”) PROGRAM
TERMS AND CONDITIONS

1. This program is focused on establishing new business practices between Cisco and its distribution base for all business, as described herein. The parties agree that Distributor may participate in the DSV Program (“DSV Program”) in the Territory, where available, subject to the terms and conditions in this Exhibit L. Distributor agrees to comply at all times with the then-current DSV Program guidelines and policies published by Cisco from time to time at https://www.cisco.com/c/en/us/partners/distributors/sales-visibility.html. To participate in the DSV Program, Distributor must make a separate daily report of orders (the “DSV Order Report”) that have been collected from Resellers using the DSV Booking Template (https://www.cisco.com/c/dam/en_us/partners/distributor/

Exhibit 10.2
dsv-booking-template-v1-3- 20170428.xlsx). To submit orders under this report, orders must have passed all order holds withinDistributor’s sales order entry system.

2. Order Qualification Requirements: Each order submitted under the DSV Program must meet the following criteria:
a. The DSV Order Report must contain a partner purchase order number and a valid Cisco part number, must be reported at the net price, and must contain any approved special pricing agreements (e.g., Deal IDs).
b. Ship dates on Distributor’s sales orders submitted to Cisco cannot exceed 90 days from the Distributor’s acceptance of the order.
c. No transactional claims will be permitted on the orders. Orders must reflect net pricing (e.g., final price after all discounts and expected back-end rebates are considered) and include the applicable DART or Deal ID.
d. Orders must identify and include the relevant End User and Cisco-authorized reseller information.
e. Any changes to or cancellations of an order must be submitted to Cisco by Distributor on the same business day that Distributor is notified of the change or cancellation.

3. Distributor agrees to submit to Cisco, upon request, documentation/reports related to any and all DSV Program orders (including reporting of Products ordered under the DSV Program held in Distributor warehouses). For avoidance of doubt, Cisco’s audit rights, as set forth in Section 15.2 of the Agreement, apply to transactions made by
Distributor as part of the DSV Program.

4. For each order submitted under the DSV Program, Distributor shall, upon request from Cisco, submit to Cisco copies of the relevant shipping documents showing Distributor’s shipment of the Product to either the applicable Reseller or End User.

5. Participation in the DSV Program does not entitle Distributor to any of the benefits provided under Cisco’s Channel Programs to Cisco Direct Value Add Resellers (“DVARs”) or any other Ciscoauthorized Resellers.

6. Participation in the DSV Program is at Distributor’s expense. Cisco will not be responsible for any costs incurred by Distributor as a result of the DSV Program.

7. Distributor further acknowledges and agrees that Cisco may modify or terminate the DSV Programat any time, with no less than thirty (30) days advance notice to Distributor.